Exhibit 99.1

Caterpillar Inc.
2006 Long-Term Incentive Plan
Nonqualified Stock Options

[INSERT GRANT DATE]

If you were awarded non-qualified stock options (“NQSOs”) on [INSERT GRANT DATE] (the “Grant Date”) pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “Plan”) at a price of [INSERT PRICE] (the “Grant Price”), this document specifies the material terms and provisions applicable to such award (the “Option Award”).

Term of the Award
The Option Award will expire unless exercised by the tenth anniversary of the Grant Date (the “Expiration Date”).

Vesting
The Option Award is subject to a three-year cliff vesting period. The Option Award will become fully vested (and exercisable) on the third anniversary of the Grant Date (the “Vesting Date”). If you terminate employment for any reason other than long-service separation, disability or death (as described more fully below) prior to the Vesting Date, the Option Award will be forfeited.

Exercise of Award
The Option Award may only be exercised through the Plan’s designated broker, the Gallagher Group at Smith Barney, or through such other means as Caterpillar Inc. (the “Company”) may designate. You may exercise the Option Award by providing notice of exercise, in a form acceptable to the Company, setting forth the number of shares to be exercised, accompanied by full payment for the shares. The exercise price shall be payable by: (1) tendering cash, via a “cash purchase and hold” exercise transaction; (2) tendering previously acquired shares of Company common stock, via a “stock swap” exercise transaction; or (3) cashless exercise from the proceeds of a sale of shares through a “exercise and sell all”, or “exercise and sell to cover” transaction.

Termination of Employment
Your termination of employment with the Company and its subsidiaries or affiliates will impact the Option award as follows:

•	Long-Service Separation
If your employment with the Company and/or its subsidiaries or affiliates terminates by reason of long-service separation (i.e. after attainment of age 55 with 10 or more years of service), the Option Award will become fully vested to the extent not vested and to the extent that you were continuously employed by the Company and/or its subsidiaries or affiliates for six months immediately following the Grant Date. Such Option Award will remain exercisable until the earlier of: (1) the Expiration Date or (2) 60 months from the date of such termination of employment.

•	Disability
If your employment with the Company and/or its subsidiaries terminates by reason of disability, the Option Award will become fully vested to the extent not vested and to the extent that you were continuously employed by the Company and/or its subsidiaries or affiliates for six months immediately following the Grant Date. Such Option Award will remain exercisable until the earlier of: (1) the Expiration Date or (2) 60 months from the date of such termination of employment.

•	Death
If your employment with the Company and/or its subsidiaries terminates by reason of death, the NQSO will become fully vested to the extent not vested and to the extent that you were continuously employed by the Company and/or its subsidiaries or affiliates for six months immediately following the Grant Date. Such Option Award will remain exercisable by your beneficiary (or your estate if you have not named a beneficiary at the time of your death) until the earlier of: (1) the Expiration Date; (2) 38 months following your termination of employment; or (3) 66 months following long-service separation or termination due to disability, if applicable.

•	Cause
If your employment with the Company is terminated for “Cause” (as defined in the Plan), all of your NQSOs associated with the Option Award shall expire immediately and all rights thereunder cease upon such termination.

•	Other
If your employment with the Company and/or its subsidiaries or affiliates terminates for any reason other than long-service separation, disability, cause or death (e.g., quit or discharge), all non-vested NQSOs associated with the Option Award shall be immediately forfeited to the company. With respect to vested NQSOs, you will have until the earlier of (1) the Expiration Date or (2) 60 days from the date of such termination of employment to exercise.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the Option Award is only exercisable by you (or your beneficiary, estate or representative, as applicable) and may not be assigned, transferred, pledged or hypothecated in any way. The Option Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect.

Designation of Beneficiary
If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your benefits under the Plan will be paid upon your death. If you do not designate a beneficiary, any benefits payable pursuant to the Plan upon your death will be paid to your estate.

Administration of the Plan
The Option Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this document and the terms and provisions of the Plan, the provisions of the Plan shall control.

Tax Impact
Please refer to the Plan Prospectus for a general description of the U.S. federal tax consequences of an Option Award. You may also wish to consult with your personal tax advisor regarding how the Option Award will impact your individual tax situation.

Compliance with Securities Laws
The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and others, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed. Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Effect on Other Benefits
The Option Award (and its exercise) is not intended to impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company and any of its subsidiaries.

Further Information
For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of the prospectus and the Plan can be obtained from the Executive Compensation intranet Web site at https://hsd.cat.com/executivecompensation. If you have any questions regarding your equity compensation under the Plan, please contact Paul Gaeto, Director of Compensation + Benefits at (309) 675-5624.